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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATION
           FOR THE RIGHTS, PRIVILEGES, PREFERENCES, AND RESTRICTIONS
                                     OF THE
                  SERIES A 8-1/2% CONVERTIBLE PREFERRED STOCK
                                       OF
                     THE PRODUCERS ENTERTAINMENT GROUP LTD.

                   -----------------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                   -----------------------------------------

                 THE PRODUCERS ENTERTAINMENT GROUP LTD., hereinafter called the "Company," a corporation organized and existing under the General Corporation Law of the State of Delaware,

                 DOES HEREBY CERTIFY:

                 That, pursuant to authority conferred upon the Board of Directors (the "Board") by the Restated Certificate of Incorporation of the Company, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board, by unanimous written consent, dated December 13, 1994, duly adopted resolutions providing for the designation and issuance of a series of One Million Three Hundred Thousand (1,300,000) shares of Series A Convertible Preferred Stock, $.001 par value, which resolutions are as follows:

                 "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Company in Article VII of the Restated Certificate of Incorporation of this Company, one series of preferred stock of the Company be and is hereby fixed and given the distinctive designation of "Series A 8-1/2% Convertible Preferred Stock" ("Series A Stock"), said series to consist of One Million Three Hundred Thousand (1,300,000) shares with $.001 par value, and of which the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

                 1.       Dividends.

                          a.      Series A Stock.  When and as declared by the
Board of Directors and to the extent permitted under the Delaware General Corporation Law the Company will pay preferential dividends to the holders of the Series A Stock as provided in this section. Except as otherwise provided herein, dividends on each share of Series A Stock ("Series A Share") shall accrue cumulatively at a rate of $.425 per anum from and including the date of issuance of such Series A Share and including the date such share is converted as provided herein. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds





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of the Company legally available for the payment of dividends.  The date on which the Company initially issues any Series A Share will be deemed to be its "date of issuance" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such shares. Such dividends shall be payable by the Company each fiscal quarter of the Company. At the option of the Company, the dividends payable with respect to the Series A Stock shall be payable in shares of Common Stock of the Company valued at the average of the closing bid and asked prices of such stock on The NASDAQ Small Cap Market for the ten days preceding the date of declaration of such dividend.

                 All accrued but unpaid dividends with respect to the Series A Stock shall have been paid or a sum sufficient for payment thereof shall have been set apart for such payment, before any dividends shall be declared or paid or any other distribution declared or made with respect to any stock ranking junior to the Series A Stock as to the payment of dividends ("Junior Stock") (other than a dividend of Junior Stock) and before any sum or sums shall be set aside for or applied to the purchase or redemption of any shares of Junior Stock; provided however, that this restriction shall not apply to the repurchase of publicly-traded warrants. All dividends on the Series A Stock
shall be declared or accrue pro rata per Series A Share.   Except as otherwise
contemplated herein, holders of shares of Series A Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the rate set forth above. All cash dividends to any holder of shares of Series A Stock shall be made to the nearest cent.

                 2.       Rights on Liquidation, Dissolution, and Winding Up.

                          (a)     Series A Stock.  In the event of any
liquidation, dissolution or winding-up of the Company, the holders of shares of Series A Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any Junior Stock, an amount in cash equal to $5.00 per share plus all declared or accrued but unpaid dividends with respect to such shares of Series A Stock, and no more with respect to such shares. If upon any liquidation, dissolution or winding-up of the Company the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Stock the full amounts to which they respectfully shall be entitled, the holders of Shares of Series A Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                          (b)     Common Stock.  In the event of any
liquidation, dissolution or winding-up of the Company, the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings (after payment shall have been made to the holders of Series A Stock, and any stock ranking on liquidation senior to the Common Stock of the full amount to which they shall be entitled), shall be distributed to the holders of shares of Common Stock.

                          (c)     Reorganization. In the event of a merger or
consolidation of the





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Company into or with another corporation or the merger or consolidation of any other corporation into or with the Company or the sale or other disposition of all or substantially all the assets of the Company (in which consolidation, merger or sale, the stockholders of the Company receive distributions of cash, securities or other consideration as a result of such consolidation, merger or sale), such distribution of cash, securities or other consideration and proceeds of such sale shall be made to the holders of Series A Stock and Common Stock in accordance with Section 2 (a) and (b) above such that (i) first, each holder of Series A Stock then outstanding shall be entitled to be paid out of such distribution of cash, securities or other consideration or the proceeds from such sale of assets, an amount equal to the liquidation preference set forth above in the priorities set forth in Section 2 (a) and (b) and no more with respect to such shares, (ii) second, the portion of such distribution or proceeds remaining after payment to the holders of Series A Stock shall be distributed to the holders of Common Stock. In the event such distribution or proceeds consist of a combination of cash, securities or other consideration, the distribution of the amount equal to the liquidation preference set forth above with respect to the Series A Stock shall consist of the same combination of cash, securities or other consideration distributable to the other stockholders of the Company.

                 3.       Voting.

                          (a)     Voting Rights Generally.  Except as
specifically provided in this Certificate of Incorporation or by statute, the Series A Stock shall be nonvoting.

                 4.       Conversion.

                          (a)     Optional Conversion of Series B Stock.  Any
holder of Series A Stock may at any time and from time to time convert all or any of its shares of the Series A Stock held by such holder into a number of shares of Common Stock computed by multiplying (i) the number of shares of Series A Stock to be converted by, (ii) the sum of (a) $5.00 plus (b) all accrued but unpaid dividends on such shares being converted and dividing the result by (c) $1.00 (the "Series A Conversion Rate").

                          (b)     Termination of Rights.  Upon the effective
date of the conversion of shares of Series A Stock and conditioned upon the Company's fulfillment of its obligations set forth below, all rights in respect of the shares being converted (except the right to receive shares into which such shares are converted) shall cease and terminate and such shares shall no longer be deemed outstanding. At any time on or after the effective date of the conversion of the shares of Series A Stock, the holder of any shares so converted shall be entitled to receive the number of shares of Common Stock resulting from such conversion, upon delivery to the Company during regular business hours, at the office of any transfer agent of the Company for the shares being converted or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Company (if required by it), accompanied by written notice stating the name or names (with address) to be set forth on the certificate or certificates for the shares to be issued. As promptly as practicable thereafter (but in any event within three business days), the Company shall issue and deliver to or upon the written order





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of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares to which such holder is entitled as a result of such conversion, and a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted. The person or persons whose names appear on the certificate or certificates for shares to be issued shall each be deemed to have become a stockholder of record on the effective date of such conversion unless the transfer books of the Company are closed on that date, in which event each such holder shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Rate shall be that in effect on the effective date of such conversion.

                          (c)     Notice of Conversion.  Holders of Series A
Stock electing to convert their shares shall deliver a written notice of such election to the Company on or prior to the effective date of such conversion. All notices of conversion required to be given hereunder to the Company by the stockholders shall set forth the number of shares being converted, the effective date of such conversion, and shall be delivered by first class, certified mail, postage prepaid and return receipt requested. Such notice shall be deemed delivered when deposited in the United States mail.

                          (d)     No Fractional Shares.  No fractional shares
of Common Stock or scrip shall be issued upon conversion of shares of Series A Stock. If more than one share of Series A Stock shall be converted, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Stock so converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Stock, the Company shall round such fractional share to the nearest full share.

                          (e)     Transfer Taxes.  The Company shall pay all
documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Company upon conversion of any shares of Series A Stock; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

                          (f)     Reserve Shares.  The Company shall reserve,
free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock sufficient shares to provide for the conversion of all outstanding shares of Preferred Stock.

                          (g)     Validly Issued Shares.  All shares of Common
Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable, and free from all taxes, liens or charges with respect thereto.





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                 5.       Adjustments.

                          (a)     Stock Splits and Combinations.  If the
Company at any time or from time-to-time fixes a record date for a split, stock dividend or subdivision of the outstanding shares of Common Stock, then, following such record date (or the date of such split, stock dividend or subdivision if no record date is fixed), the Series A Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each shares of Series A Stock shall be increased in proportion to such increase in the number of outstanding shares of Common Stock. If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Rate shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of Series A Stock shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

                          (b)     Merger, Consolidation or Sale.  In case of
any consolidation of the Company with or any merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation) or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, any holder of Series A Stock may, by written notice to the Company, elect to have each share of Series A Stock held by such holder treated for all purposes as if it had been converted into Common Stock on the earlier of (i) the record date, if any, for the voting by holders of Common Stock on such event and (ii) the date of such event.

                          (c)     Recapitalization.  If at any time or from
time to time there shall be a recapitalization of the Common Stock (other than a dividend, subdivision, combination, merger or a sale of assets provided for elsewhere in this Section 5), provisions shall be made so that the holders of Series A Stock shall thereafter be entitled to receive on conversion of shares of Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the number of shares of Common Stock deliverable on such conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in this application of the provisions of this Section 5 with respect to the rights of the holders of Series A Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Series A Conversion Rate) shall be applicable after that event as nearly equivalent as may be practicable.

                          (d)     Successive Changes.  The above provisions of
this Section 5 shall similarly apply to successive subdivisions, combinations or recapitalization of the Common Stock and successive mergers, consolidations or sales of the Company or any successor thereof.


                          (e)     Certificate as to Adjustments.  Whenever the
Series A Conversion Rate is adjusted, as herein provided, the Company shall promptly mail to the holders of the Series A Stock a certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement





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of the facts requiring such adjustment.  Such certificate shall also set forth the kind and amount of stock or other securities or property into which the Preferred Stock is convertible.

                 6.       Preemptive Rights.

                          The holders of Series A Stock shall not have any
preemptive right to subscribe for any additional shares of any class of stock of the Company, now or hereafter authorized, or for any issue of bonds, notes or other securities convertible into any class of stock of the Company.

                 7.       Limitations.

                          (a)     So long as any shares of Series A Stock are
outstanding, the Company shall not, without the affirmative vote or the written consent as provided by law of the holders of at least a majority of the outstanding shares of such series, voting as a class, change the rights, preferences, privileges or restrictions with respect to such series in any material respect prejudicial to the holders thereof.

                          (b)     The provisions of this Section 7 shall not in
any way limit the right and power of the Company to issue bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders.

                 IN WITNESS WHEREOF, THE PRODUCERS ENTERTAINMENT GROUP LTD. has caused this Certificate to be signed by Harvey Bibicoff and Terri MacInnis, its Chairman of the Board and Assistant Secretary, respectively, this 13th day of December, 1994.


                                  THE PRODUCERS ENTERTAINMENT
                                  GROUP LTD.

                                  By:        /s/ Harvey Bibicoff
                                       ------------------------------------
                                       Harvey Bibicoff
                                       Chairman of the Board

By:         /s/  Terri MacInnis
     ------------------------------------
     Terri MacInnis
     Assistant Secretary





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